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                                                                     EXHIBIT 5.1

                     [Letterhead of McDermott, Will & Emery]



                                 March 25, 1999



Valassis Communications, Inc.
19975 Victor Parkway
Livonia, Michigan 48152

Gentlemen:

         We have acted as your special counsel in connection with the proposed offering and issuance of $100 million of 6-5/8% Senior Notes Due 2009 (the "Exchange Notes") of Valassis Communications, Inc. (the "Company") in exchange for a like amount of 6-5/8% Senior Notes Due 2009 (the "Old Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 (the "Registration Statement") with respect to the Exchange Notes, which is being filed herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

         For the purposes of this opinion, we have examined the Registration Statement and the Prospectus contained therein, the indenture dated as of January 12, 1999 governing the Exchange Notes, as amended, between the Company and The Bank of New York, as Trustee (the "Indenture"), the form of the Exchange Notes, the resolution of the Board of Directors of the Company dated January 4, 1999, and have also examined and relied upon the representations and warranties as to factual matters contained in such documents and upon originals or copies of such corporate records and other documents and have reviewed such questions of law as we considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

         Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the applicability of, compliance with or effect of the law of any jurisdiction other than United States federal law, the General Corporation Law of the State of Delaware and the laws of the State of New York.


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March 25, 1999
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         Based on such examination and review, we are of the opinion that:

                  1. The Exchange Notes have been duly authorized by the Company; and

                  2. When (i) the Registration Statement, as amended, shall become effective under the Securities Act, (ii) authenticated by The Bank of New York, the trustee therefor (the "Trustee") in accordance with the provisions of the Indenture governing the Exchange Notes, (iii) duly executed by the Company and (iv) issued and delivered in exchange for Old Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), the Exchange Notes will be duly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the following qualifications:

                           A. enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter existing affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

                           B.       we express no opinion as to the
                                    enforceability of any rights to contribution or indemnification provided for in the Exchange Notes which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

         To the extent that the obligations of the Company under the Indenture governing the Exchange Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture governing the Exchange Notes, (ii) the Indenture governing the Exchange Notes has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture governing the Exchange Notes, with all applicable laws and regulations and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture governing the Exchange Notes.

         This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.


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March 25, 1999
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ McDermott, Will & Emery